EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

August 2, 2005	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS SECOND QUARTER RESULTS FOR 2005

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported results for its second quarter and six-month period ended June 30, 2005.

Second Quarter Results

Second quarter revenue increased 89% to $9.9 million from $5.3 million in the same quarter last year.  Sequentially, revenue increased to $9.9 million from $9.8 million in the first quarter 2005.  The year-over-year revenue increase was attributable to incremental revenue added from two fourth quarter 2004 acquisitions – Telecom Software Enterprises, LLC (TSE) and Tertio Telecoms Limited (Tertio).  License fees and services revenue in the second quarter of 2005 was $4.7 million versus $2.4 million in the second quarter last year and $5.1 million in the first quarter of 2005.  Customer support revenue increased to $5.2 million in the second quarter of 2005 from $2.9 million in the second quarter last year and $4.8 million in the first quarter of 2005.  Revenue mix in the second quarter of 2005 included $4.0 million in Numbering Solutions, $4.9 million in Service Activation, and $1.0 million in Mediation and Assurance.

The Company reported a second quarter 2005 operating loss of $278,000, a sharp improvement from the first quarter operating loss of $1.9 million but slightly higher than the operating loss a year ago of $235,000.  The second quarter 2005 operating loss included non-cash amortization and depreciation charges of nearly $1.8 million compared with $479,000 in 2004.  The Company reported a net loss of $689,000, or $0.04 per basic and diluted share, versus a net loss of $168,000, or $0.01 per basic and diluted share, in the same quarter a year ago.

Total costs of revenue and operating expenses in the second quarter increased to $10.2 million from $5.5 million in second quarter last year.  This increase was almost entirely attributable to added costs from Tertio’s operations and related integration activities.  On a sequential basis, total costs of revenue and operating expenses in the second quarter declined more than $1.5 million from the first quarter.  This was due to lower costs of revenue from the transition of UK software development activities to the Company’s Indian subsidiary as well as a sharp drop in general and administrative expenses, which were significantly higher in the first quarter due to higher levels of professional and legal costs and integration related expenses.

Evolving Systems booked $7.1 million in new orders in the second quarter of 2005, including $3.0 million in license fees and services and $4.1 million in customer support.  Backlog at June 30, 2005, was $14.5 million, consisting of $3.3 million in license fees and services and $11.2 million in customer support.  The Company closed the second quarter with cash and cash equivalents of $4.6 million versus $11.4 million at year-end.  As reported previously, the Company had approximately $9 million in cash obligations in the first half of 2005 related to its two Q4 2004 acquisitions.  During the first half of 2005 the Company generated over $1.7 million in cash from operations.

Six-Month Results

Revenue increased 79% to $19.8 million for the six-month period ended June 30, 2005, as compared with revenue of $11.0 million in the same period a year ago.  This growth, as in the second quarter, was attributable to the contribution to revenue by the Tertio and TSE acquisitions.  License fees and services revenue increased year over year to $9.8 million from $5.6 million while customer support revenue grew to $9.9 million from $5.4 million in the same period a year ago. The mix of revenue included $7.8 million in Numbering Solutions, $9.2 million in Service Activation, and $2.8 million in Mediation and Assurance.

The operating loss for the six months ended June 30, 2005, totaled $2.2 million, a figure that includes nearly $3.6 million in non-cash amortization and depreciation expenses.  Net loss for the six-month period was $2.8 million, or $0.15 per basic and diluted share, versus net income of $76,000, or less than one cent per basic and diluted share, in the same period a year ago.

Total costs of revenue and operating expenses for the six-months ended June 30, 2005, increased to $22.0 million from $11.1 million in the same period last year.  Again, this increase was significantly attributable to the additional costs resulting from the acquisition and integration of Tertio.

Stephen Gartside, president and CEO, said, “Despite higher revenue resulting from our acquisitions, organic growth has lagged our expectations due to longer-than-expected sales cycles and slower penetration of new markets – specifically Asia/Pacific and Central and South America.  On the positive side, we have written new business with 37 customers this year, we see good market opportunity for our expanded product portfolio and are confident that we will achieve our growth objectives over the long term.  We continue to strengthen our product portfolio and demonstrate our leadership in Service Activation for wireless and broadband segments worldwide, evidenced by the recent introduction of our Tertio™ Content Connector product, which helps operators integrate content and service delivery platforms on which next-generation IP-based services can be launched.  Likewise, we are making important changes to our Numbering Solutions products to internationalize our number portability and number inventory platforms for the global market.  In addition, we have had two new product announcements in that part of the portfolio with LsmsXpress™ and ServiceLink™ both expected to have positive impact this year.  By late 2005, we anticipate seeing the cross selling benefits resulting from our 2004 acquisitions.

“In the meantime,” Gartside added, “we have nearly completed integration of our recent acquisitions.  We took steps in July to bring our cost structure in line with our revenue projections in order to support our overall profitability goals for 2005.  These steps include a 10% reduction in our worldwide workforce impacting roles at all levels of the organization.  We expect the steps we took in July to save more than $3 million on an annualized basis, with initial impact being seen beginning in the fourth quarter of this year. At the same time, we are protecting core initiatives for future growth as we continue to expand our development team at our subsidiary in Bangalore, India, where we expect the size of the team to reach 85 by year end.  Finally, we are evaluating non-equity options for restructuring $11.9 million in debt associated with the Tertio acquisition in order to reduce interest expense and further improve cash flow for the Company.”

Outlook

Evolving Systems is updating its 2005 revenue guidance range to $40 million to $46 million from the prior range of $44 million to $50 million.  The Company continues to expect to be profitable for 2005 before non-cash charges related to acquisitions.

Conference Call

Evolving Systems will conduct its conference call on August 2 at 2:15 p.m. MT.

•Call 1-800-295-3991 for domestic toll free.

•Call 617-614-3924 for international.

•Conference passcode is 70241488.

•Telephone replay through August 16 at 888-286-8010 or 617-801-6888, passcode 40688729.

•Webcast, go to www.evolving.com.  Replay available through September 2, 2005.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 38 countries worldwide. Its portfolio includes market-leading products for Activation, Mediation and Numbering Solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s recent acquisitions, growth and future profitability, cash and cash flow, future business, revenue and expense projections, the integration of acquisitions, and the Company’s ability to restructure its debt, expand its product portfolio and geographic reach are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 31, 2005 as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	303-634-2632
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com

Consolidated Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
(UNAUDITED)	2005	2004	2005	2004

Revenue:
License fees and services	$4,741	$2,383	$9,822	$5,602
Customer support	5,185	2,878	9,942	5,425
Total revenue	9,926	5,261	19,764	11,027
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,393	1,125	5,369	2,194
Costs of customer support excluding depreciation and amortization	1,636	1,816	3,667	3,480
Sales and marketing	2,423	901	4,815	1,837
General and administrative	1,481	934	3,982	1,869
Product development	495	241	605	732
Depreciation	384	265	760	539
Amortization	1,395	214	2,816	432
Restructuring	(3)	—	(51)	—
Total costs of revenue and operating expenses	10,204	5,496	21,963	11,083
Loss from operations	(278)	(235)	(2,199)	(56)
Other income (expense), net	(427)	67	(932)	124
Income (loss) before income taxes	(705)	(168)	(3,131)	68
Benefit from income taxes	16	—	294	8
Net income (loss)	$(689)	$(168)	$(2,837)	$76
Basic income (loss) per common share	$(0.04)	$(0.01)	$(0.15)	$—
Diluted income (loss) per common share	$(0.04)	$(0.01)	$(0.15)	$—
Weighted average basic shares outstanding	18,639	15,853	18,619	15,845
Weighted average diluted shares outstanding	18,639	15,853	18,619	17,590

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
(Unaudited)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$4,567	$11,386
Current portion of restricted cash	100	100
Contract receivables, net	6,065	11,296
Unbilled work-in-progress	1,467	1,323
Prepaid and other current assets	1,742	1,832
Total current assets	13,941	25,937
Property and equipment, net	2,269	2,563
Intangible assets, net	16,282	19,993
Goodwill	35,596	37,698
Restricted cash	300	300
Total assets	$68,388	$86,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and long-term obligations	$4,451	$4,911
Accounts payable and accrued liabilities	6,125	8,357
Payable to Tertio sellers	—	2,664
Deferred foreign income taxes	128	265
Unearned revenue	10,298	13,083
Total current liabilities	21,002	29,280
Long-term liabilities:
Long-term obligations	88	125
Notes payable	8,336	11,849
Deferred foreign income taxes	3,735	4,642
Total liabilities	33,161	45,896
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	67,828	67,765
Other comprehensive (loss) income	(600)	1,994
Accumulated deficit	(43,298)	(40,461)
Total stockholders’ equity	23,946	29,314
Total liabilities and stockholders’ equity	$68,388	$86,491